EXHIBIT 99.1

PRESSRELEASE www.helixesg.com

Helix Energy Solutions Group, Inc. ●	3505 W. Sam Houston Parkway N., Suite 400	●	Houston, TX 77043	●	281-618-0400	●	fax: 281-618-0505

For Immediate Release							26-009

Date: August 6, 2026	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Reports Second Quarter 2026 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) reported net income of $22.7 million, or $0.15 per diluted share, for the second quarter 2026 compared to a net loss of $13.4 million, or $(0.09) per diluted share, for the first quarter 2026 and a net loss of $2.6 million, or $(0.02) per diluted share, for the second quarter 2025.  Helix reported Adjusted EBITDA1 of $69.9 million for the second quarter 2026 compared to $32.3 million for the first quarter 2026 and $42.4 million for the second quarter 2025.

For the six months ended June 30, 2026, Helix reported net income of $9.3 million, or $0.06 per diluted share, compared to net income of $0.5 million, or $0.00 per diluted share, for the six months ended June 30, 2025.  Adjusted EBITDA for the six months ended June 30, 2026 was $102.1 million compared to $94.4 million for the six months ended June 30, 2025.

Included in our results are the operations and sale of Helix Alliance, which have been classified as discontinued operations in our financial statements.  Net income (loss) of Helix Alliance reported in discontinued operations for the three and six-month periods ended June 30, 2026, was $7.5 million and $(0.7) million, respectively.  Adjusted EBITDA from continuing operations for the three- and six-month periods ended June 30, 2026 was $74.7 million and $112.0 million, respectively.

The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended			Six Months Ended
	6/30/2026	6/30/2025	3/31/2026	6/30/2026	6/30/2025
Revenues	$304,016	$251,682	$266,710	$570,726	$512,980
Gross Profit	$56,198	$13,454	$17,679	$73,877	$52,574
	18%	5%	7%	13%	10%
Income (Loss) from Continuing Operations	$15,265	$(5,062)	$(5,242)	$10,023	$6,322
Income (Loss) from Discontinued Operations	7,455	2,464	(8,164)	(709)	(5,848)
Net Income (Loss)	$22,720	$(2,598)	$(13,406)	$9,314	$474
Diluted Earnings (Loss) Per Share from Continuing Operations	$0.10	$(0.04)	$(0.04)	$0.07	$0.04
Diluted Earnings (Loss) Per Share from Discontinued Operations	0.05	0.02	(0.05)	(0.01)	(0.04)
Diluted Earnings (Loss) Per Share	$0.15	$(0.02)	$(0.09)	$0.06	$0.00
Adjusted EBITDA from Continuing Operations	$74,673	$36,639	$37,370	$112,043	$96,195
Adjusted EBITDA from Discontinued Operations	(4,823)	5,791	(5,108)	(9,931)	(1,780)
Adjusted EBITDA[1]	$69,850	$42,430	$32,262	$102,112	$94,415
Cash and Cash Equivalents[2]	$652,234	$319,743	$501,272	$652,234	$319,743
Net Debt[1,2]	$(347,929)	$(8,131)	$(197,511)	$(347,929)	$(8,131)
Operating Cash Flows	$53,897	$(17,133)	$61,786	$115,683	$(691)
Free Cash Flow[1]	$46,720	$(21,603)	$58,975	$105,695	$(9,649)

[1] Adjusted EBITDA, Net Debt and Free Cash Flow are non-GAAP measures; see reconciliations below
[2] Cash and Cash Equivalents and Net Debt include cash and cash equivalents from both continuing and discontinued operations

Owen Kratz, President and Chief Executive Officer of Helix, stated, “Helix generated significant cash flows from operations in the second quarter and year to date.  Combined with the cash from the disposition of Helix Alliance in May, we are positioned with $652 million of cash and $717 million of liquidity.  Our business performance for the year is progressing as previously outlined, with positive international activity offsetting weaker domestic output.  We continue to work towards consummating our merger with Hornbeck and currently expect the merger to be completed promptly following our shareholder meeting scheduled for August 31, 2026 subject to customary closing conditions.  In light of the pending merger, we are withdrawing our previously issued annual guidance.”

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended			Six Months Ended
	6/30/2026	6/30/2025	3/31/2026	6/30/2026	6/30/2025
Revenues:
Well Intervention	$208,092	$156,786	$209,443	$417,535	$355,160
Robotics	76,436	85,572	62,373	138,809	136,614
Production Facilities	29,723	17,081	18,736	48,459	36,918
Intercompany Eliminations	(10,235)	(7,757)	(23,842)	(34,077)	(15,712)
Total	$304,016	$251,682	$266,710	$570,726	$512,980

Income (Loss) from Operations:
Well Intervention	$19,349	$(16,430)	$10,857	$30,206	$3,540
Robotics	14,187	19,044	7,773	21,960	24,391
Production Facilities	15,805	4,425	(7,909)	7,896	11,369
Corporate / Other / Eliminations	(22,626)	(10,081)	(13,473)	(36,099)	(20,921)
Total	$26,715	$(3,042)	$(2,752)	$23,963	$18,379

Segment Results

Well Intervention

Well Intervention revenues decreased $1.4 million, or 1%, during the second quarter 2026 compared to the prior quarter with reduced revenues on the Q7000, Q4000 and Sea Helix 1, nearly entirely offset by higher seasonal revenues in the North Sea.  The Q7000 completed its project for Shell in Brazil in April and spent the remainder of the quarter transiting and mobilizing to West Africa, during which time all revenues and mobilization costs were deferred.  During the second quarter, the Q4000 incurred an annual out-of-service period and gaps in its schedule, and the Sea Helix 1 commenced its five-year docking mid-June.  In addition to revenues from higher seasonal utilization in the North Sea, the Q5000 also had improved utilization during the second quarter following its planned approximate two-week maintenance period during the prior quarter.  Overall Well Intervention vessel utilization increased to 91% during the second quarter 2026 compared to 82% during the prior quarter, although the second quarter included transit and mobilization during which revenues were deferred which accounted for approximately 9% of utilization.  Well Intervention operating income increased $8.5 million during the second quarter 2026 compared to the prior quarter primarily due to cost deferrals on the Q7000, lower repairs and maintenance on the Q5000 and operating leverage resulting in higher incremental margins in the North Sea.

Well Intervention revenues increased $51.3 million, or 33%, during the second quarter 2026 compared to the second quarter 2025.  The increase was primarily due to higher utilization on the Q5000, which underwent a 57-day planned regulatory docking during the second quarter 2025, and on the Seawell, which was idle throughout 2025.  Revenues also increased on the Q4000, which spent 45 days demobilizing during the second quarter 2025 during which period no revenues were recognized.  Revenue increases in 2026 were partially offset by lower revenues on the Q7000, which spent May through June transiting and mobilizing to West Africa, during which time all revenues and mobilization costs were deferred, and on the Sea Helix 1, which commenced its five-year regulatory docking mid-June.  Overall Well Intervention vessel utilization increased to 91% during the second quarter 2026 compared to 72% during the second quarter 2025.  Well Intervention operating income increased $35.8 million during the second quarter 2026 compared to the second quarter 2025 primarily due to higher revenues and higher incremental margins during the second quarter 2026.

Robotics

Robotics revenues increased $14.1 million, or 23%, during the second quarter 2026 compared to the prior quarter due to the expected seasonally higher activity levels with increased trenching and ROV activities.  During the second quarter our overall ROV and trencher utilization increased to 67% compared to 56% during the prior quarter.  Overall vessel activity decreased slightly to 374 days during the second quarter compared to 381 days during the prior quarter with a reduction in utilization on the Grand Canyon II, which transitioned to the North Sea during the quarter, offset partially by a full quarter of utilization on the MV Patriot following its commencement of operations during the prior quarter.  Although overall vessel activity decreased, integrated vessel trenching increased from 122 days during the prior quarter to 171 days during the second quarter, and site clearance operations increased from 110 days during the prior quarter to 137 days during the second quarter.  Third-party trenching remained flat quarter over quarter.  Robotics operating income increased $6.4 million compared to the prior quarter primarily due to higher revenues.

Robotics revenues decreased $9.1 million, or 11%, during the second quarter 2026 compared to the second quarter 2025.  Revenue decreases were primarily due to lower vessel activities, which were impacted by the Grand Canyon II transition to the North Sea during the quarter, offset partially by increased ROV and trenching activities during the second quarter 2026.  The second quarter 2026 included 374 total vessel days, or 69% utilization, compared to 537 vessel days, or 95% utilization, during the second quarter 2025.  Site clearance operations decreased from 190 days during the second quarter 2025 to 137 days during the second quarter 2026, and integrated vessel trenching increased from 157 days during the second quarter 2025 to 171 days during the second quarter 2026.  Overall ROV and trencher utilization increased to 67% compared to 62% during the second quarter 2025.  Robotics operating income decreased $4.9 million during the second quarter 2026 primarily due lower revenues.

Production Facilities

Production Facilities revenues increased $11.0 million, or 59%, during the second quarter 2026 compared to the prior quarter primarily due to higher oil and gas production and prices from the Thunder Hawk field, which recommenced production early April 2026 following a successful workover after having been shut in since 2024.  Production Facilities generated operating income of $15.8 million during the second quarter 2026 compared to an operating loss of $7.9 million during the prior quarter, primarily due to higher revenues during the second quarter 2026 and workover costs on the Thunder Hawk field during the prior quarter.

Production Facilities revenues increased $12.6 million, or 74%, during the second quarter 2026 compared to the second quarter 2025 primarily due to higher oil and gas production and prices following the recommencement of operations on the Thunder Hawk field early April 2026.  Production Facilities operating income increased $11.4 million during the second quarter 2026 compared to the second quarter 2025 primarily due to higher revenues during the second quarter 2026.

Selling, General and Administrative and Other

Transaction-Related Costs

Acquisition and integration costs during the second quarter totaled $8.3 million and are related to our merger with Hornbeck and primarily include legal and professional fees.

Selling, General and Administrative

Selling, general and administrative expenses were $21.1 million, or 7.0% of revenue, during the second quarter 2026 compared to $20.4 million, or 7.7% of revenue, during the prior quarter and $16.5 million, or 6.6% of revenue, during the second quarter 2025.  The increase in expenses quarter over quarter was primarily due to higher employee compensation during the second quarter 2026.

Other Income and Expense

Other expense, net was $0.2 million during the second quarter 2026 compared to other income, net of $0.3 million and $0.4 million during the prior quarter and the second quarter 2025, respectively.  Other income and expense, net primarily includes net foreign currency gains and losses related to our international subsidiaries’ foreign currency positions.

Income from Discontinued Operations

Income (loss) from discontinued operations relates to Helix Alliance, which was sold on May 1, 2026 and constituted our entire Shallow Water Abandonment segment.  Income from discontinued operations during the three months ended June 30, 2026, includes one month of net income for Helix Alliance as well as a gain on sale of Helix Alliance of $12.7 million, net of tax expense of $3.4 million on the gain.

Cash Flows

Operating cash flows were $53.9 million during the second quarter 2026 compared to $61.8 million during the prior quarter and $(17.1) million during the second quarter 2025.  Operating cash flows decreased compared to the prior quarter primarily due lower working capital inflows offset partially by higher earnings during the second quarter 2026.  Operating cash flows increased compared to the second quarter 2025 primarily due to higher earnings and working capital inflows and lower regulatory certification costs for our vessels and systems during the second quarter 2026.  Regulatory certifications costs for our vessels and systems in our continuing operations, which are included in operating cash flows, were $4.6 million during the second quarter 2026 compared to $3.8 million during the prior quarter and $14.1 million during the second quarter 2025.

Capital expenditures for our continuing operations, which are included in investing cash flows, totaled $7.2 million during the second quarter 2026 compared to $2.8 million during the prior quarter and $4.3 million during the second quarter 2025.  During the second quarter 2026, investing cash flows provided by discontinued operations included the proceeds from the sale of Helix Alliance of approximately $104.2 million, net of $3.3 million cash sold.

Free Cash Flow was $46.7 million during the second quarter 2026 compared to $59.0 million during the prior quarter and $(21.6) million during the second quarter 2025.  (Free Cash Flow is a non-GAAP measure.  See reconciliation below.)

Financial Condition and Liquidity

Cash and cash equivalents were $652.2 million at June 30, 2026.  Available capacity under our ABL facility at June 30, 2026 was $66.9 million, and total liquidity was $716.5 million, excluding $2.6 million cash pledged toward our ABL facility.  Consolidated long-term debt was $304.3 million at June 30, 2026, resulting in negative Net Debt of $347.9 million.  (Net Debt is a non-GAAP measure.  See reconciliation below.)

Transaction Update

Helix is making progress towards the consummation of its previously announced merger with Hornbeck.  On June 4, 2026, Helix filed a Registration Statement on Form S-4 (the “Form S-4”) with the Securities and Exchange Commission (the “SEC”), which was declared effective July 31, 2026.  The transaction has been approved by the Boards of Directors of both companies. Helix expects that the merger will be completed September 1, 2026, subject to the approval of our shareholders at the Special Meeting scheduled for August 31, 2026 and other customary closing conditions.

* * * * *

Conference Call Information

Due to the pending merger with Hornbeck, we will not host a conference call or webcast to discuss our second quarter 2026 results. We have provided further details of our second quarter 2026 results in a presentation provided on our Investor Relations page of Helix’s website, www.helixesg.com.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention, robotics and decommissioning operations.  Our services are key in supporting a global energy transition by maximizing production of existing oil and gas reserves, decommissioning end-of-life oil and gas fields and supporting renewable energy developments.  For more information about Helix, please visit our website at www.helixesg.com.

Non-GAAP Financial Measures

Management evaluates operating performance and financial condition using certain non-GAAP measures, primarily Adjusted EBITDA, Free Cash Flow and Net Debt.  We define Adjusted EBITDA as earnings before income taxes, net interest expense, depreciation and amortization expense, net other income or expense, gains or losses on disposition of assets, long-lived asset impairment losses, transaction-related costs, gains or losses related to convertible senior notes, the change in fair value of contingent consideration, and the general provision for (release of) current expected credit losses, if any.  We define Free Cash Flow as cash flows from operating activities less capital expenditures, net of proceeds from asset sales and insurance recoveries (related to property and equipment), if any.  Net Debt is calculated as long-term debt including current maturities of long-term debt less cash and cash equivalents and restricted cash.

We use Adjusted EBITDA, Free Cash Flow and Net Debt to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial and strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants.  We believe that our measures of Adjusted EBITDA, Free Cash Flow and Net Debt provide useful information to the public regarding our operating performance and ability to service debt and fund capital expenditures and may help our investors understand and compare our results to other companies that have different financing, capital and tax structures.  Other companies may calculate their measures of Adjusted EBITDA, Free Cash Flow and Net Debt differently from the way we do, which may limit their usefulness as comparative measures.  Adjusted EBITDA, Free Cash Flow and Net Debt should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP.  Users of this financial information should consider the types of events and transactions that are excluded from these measures.  See reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP.  We have not provided reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures due to the challenges and impracticability with estimating some of the items without unreasonable effort, which amounts could be significant.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding: our plans, strategies and objectives for future operations; our proposed merger with Hornbeck; any projections of financial items including projections as to guidance and other outlook information; future operations expenditures; our ability to enter into, renew and/or perform commercial contracts; the spot market; our current work continuing; visibility and future utilization; our protocols and plans; future economic or political conditions; energy transition or energy security; our spending and cost management efforts and our ability to manage changes; oil price volatility and its effects and results; our ability to identify, effect and integrate mergers, acquisitions, joint ventures, divestitures or other transactions; developments; any financing transactions or arrangements or our ability to enter into such transactions or arrangements; our sustainability initiatives; our share repurchase program or execution; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to market conditions and the demand for our services; volatility of oil and natural gas prices; complexities of global political and economic developments, including tariffs; results from mergers, acquisitions, joint ventures, divestitures or similar transactions; the ultimate timing, outcome and results of integrating our and Hornbeck’s operations, including difficulties and delays relating to such integration and/or delays in realizing anticipated synergies, cost savings and other expected benefits of the transactions, if at all; results from acquired properties; our ability to secure and realize backlog; the performance of contracts by customers, suppliers and other counterparties; actions by governmental and regulatory authorities; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; the effectiveness of our sustainability initiatives and disclosures; human capital management issues; geologic risks; and other risks described from time to time in our filings with the SEC, including our most recently filed Annual Report on Form 10-K, our subsequent reports on Form 10-Q and our registration statement on Form S-4 filed in connection with the proposed Hornbeck merger, which are available free of charge on the SEC’s website at www.sec.gov.  We assume no obligation and do not intend to update these forward-looking statements, which speak only as of their respective dates, except as required by law.

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
(in thousands, except per share data)	2026	2025	2026	2025

	(unaudited)		(unaudited)

Net revenues	$304,016	$251,682	$570,726	$512,980
Cost of sales	247,818	238,228	496,849	460,406
Gross profit	56,198	13,454	73,877	52,574
Transaction-related costs	(8,340)	—	(8,340)	—
Selling, general and administrative expenses	(21,143)	(16,496)	(41,574)	(34,195)
Income (loss) from operations	26,715	(3,042)	23,963	18,379
Net interest expense	(4,372)	(6,176)	(9,781)	(12,213)
Other income (expense), net	(154)	437	144	80
Royalty income and other	218	(5)	1,906	1,411
Income (loss) from continuing operations before income taxes	22,407	(8,786)	16,232	7,657
Income tax provision (benefit)	7,142	(3,724)	6,209	1,335
Income (loss) from continuing operations	15,265	(5,062)	10,023	6,322
Income (loss) from discontinued operations, net of tax	7,455	2,464	(709)	(5,848)
Net income (loss)	$22,720	$(2,598)	$9,314	$474

Basic and diluted earnings (loss) per share of common stock:
Continuing operations	$0.10	$(0.04)	$0.07	$0.04
Discontinued operations	0.05	0.02	(0.01)	(0.04)
Net income (loss) per common share	$0.15	$(0.02)	$0.06	$0.00

Weighted average common shares outstanding:
Basic	147,220	148,515	147,192	149,770
Diluted	148,107	148,515	148,002	150,539

Comparative Condensed Consolidated Balance Sheets

	Jun. 30, 2026	Dec. 31, 2025

(in thousands)	(unaudited)

ASSETS

Current Assets:
Cash and cash equivalents	$652,234	$418,289
Accounts receivable, net	204,864	240,604
Other current assets	82,368	65,321
Current assets of discontinued operations	—	100,778
Total Current Assets	939,466	824,992

Property and equipment, net	1,232,621	1,289,481
Operating lease right-of-use assets	287,061	301,711
Deferred recertification and dry dock costs, net	56,059	69,959
Other assets, net	54,811	50,442
Non-current assets of discontinued operations	—	79,319
Total Assets	$2,570,018	$2,615,904

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$124,049	$111,587
Accrued liabilities	72,758	90,965
Current maturities of long-term debt	9,516	9,644
Current operating lease liabilities	64,794	60,208
Current liabilities of discontinued operations	—	27,274
Total Current Liabilities	271,117	299,678

Long-term debt	294,789	298,351
Operating lease liabilities	241,299	260,608
Deferred tax liabilities	104,765	105,571
Other non-current liabilities	74,392	71,433
Non-current liabilities of discontinued operations	—	351
Shareholders' equity	1,583,656	1,579,912
Total Liabilities and Equity	$2,570,018	$2,615,904

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Cash Flows

	Six Months Ended
(in thousands)	6/30/2026	6/30/2025

	(unaudited)
Cash flows from operating activities:
Net income	$9,314	$474
Less: Loss from discontinued operations, net of tax	709	5,848
Income from continuing operations	10,023	6,322
Adjustments to reconcile income from continuing operations to net cash provided by (used in) continuing operating activities:
Depreciation and amortization	77,875	76,292
Deferred certification and dry dock costs	(8,412)	(30,571)
Other non-cash charges	4,283	2,386
Changes in operating assets and liabilities	17,733	(55,502)
Net cash provided by (used in) continuing operating activities	101,502	(1,073)
Net cash provided by discontinued operating activities	14,181	382
Net cash provided by (used in) operating activities	115,683	(691)

Cash flows from investing activities:
Capital expenditures	(9,988)	(8,580)
Net cash used in continuing investing activities	(9,988)	(8,580)
Net cash provided by (used in) discontinued investing activities	104,208	(378)
Net cash provided by (used in) investing activities	94,220	(8,958)

Cash flows from financing activities:
Repayments of long-term debt	(4,763)	(4,537)
Repurchases of common stock and payments of related excise tax	(151)	(30,214)
Other financing activities	890	(6,029)
Net cash used in continuing financing activities	(4,024)	(40,780)
Net cash used in financing activities	(4,024)	(40,780)

Effect of exchange rate changes on cash and cash equivalents	1,159	2,142
Net increase (decrease) in cash and cash equivalents	207,038	(48,287)
Cash and cash equivalents (1):
Balance, beginning of year	445,196	368,030
Balance, end of period	$652,234	$319,743

(1) Includes cash and cash equivalents of continuing and discontinued operations

Reconciliation of Non-GAAP Measures

	Three Months Ended			Six Months Ended
(in thousands, unaudited)	6/30/2026	6/30/2025	3/31/2026	6/30/2026	6/30/2025

Reconciliation from Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$22,720	$(2,598)	$(13,406)	$9,314	$474
Less: Income (loss) from discontinued operations	(7,455)	(2,464)	8,164	709	5,848
Income (loss) from continuing operations	15,265	(5,062)	(5,242)	10,023	6,322
Adjustments:
Income tax provision (benefit)	7,142	(3,724)	(933)	6,209	1,335
Net interest expense	4,372	6,176	5,409	9,781	12,213
Depreciation and amortization	39,466	39,488	38,409	77,875	76,292
Other (income) expense, net	154	(437)	(298)	(144)	(80)
Transaction-related costs	8,340	—	—	8,340	—
General provision for (release of) current expected credit losses	(66)	198	25	(41)	113
Adjusted EBITDA from continuing operations	74,673	36,639	37,370	112,043	96,195
Adjusted EBITDA from discontinued operations	(4,823)	5,791	(5,108)	(9,931)	(1,780)
Adjusted EBITDA	$69,850	$42,430	$32,262	$102,112	$94,415

Free Cash Flow:
Cash flows from continuing operating activities	$53,707	$(4,629)	$47,795	$101,502	$(1,073)
Less: Net capital expenditures from continuing operations	(7,177)	(4,306)	(2,811)	(9,988)	(8,580)
Free Cash Flow from continuing operations	46,530	(8,935)	44,984	91,514	(9,653)
Free Cash Flow from discontinued operations	190	(12,668)	13,991	14,181	4
Free Cash Flow	$46,720	$(21,603)	$58,975	$105,695	$(9,649)

Net Debt:
Long-term debt including current maturities	$304,305	$311,612	$303,761	$304,305	$311,612
Less: Cash and cash equivalents (1)	(652,234)	(319,743)	(501,272)	(652,234)	(319,743)
Net Debt	$(347,929)	$(8,131)	$(197,511)	$(347,929)	$(8,131)

(1) Includes cash and cash equivalents of continuing and discontinued operations